Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. November 6, 2024

United Bancorp, Inc. Reports 2024 Third Quarter and Nine-Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.31 and net income of $1,820,000 for the three months ended September 30, 2024. For the first nine months of the current year, UBCP reported diluted earnings per share of $0.95 and net income of $5,553,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the solid earnings and, overall, stable performance of United Bancorp, Inc. (UBCP) for the third quarter ended September 30, 2024 and year to date. For the quarter, our Company produced net income and diluted earnings per share results of $1,820,000 and $0.31, which were respective decreases of $573,000 and $0.11 from the results achieved for the third quarter of the previous year. But, on a linked-quarter basis, net income and diluted earnings per share respectively increased by $81,000, or 4.6%, and $0.01, or 3.3%, over the same levels achieved the prior quarter. For the first nine months of 2024, UBCP produced net income and diluted earnings per share of $5,553,000 and $0.95, which were respective decreases of $1,007,000 and $0.20 compared to the results achieved for the same period in 2023. As we navigated the first nine months of 2024, our Company, like most companies operating in the financial services industry, are fighting the battle of both net interest margin compression and limited or decreasing growth as interest rates remained elevated and economic activity was sluggish. As we started the current year, the interest rate forecast by most economists and the financial markets indicated that we could expect up to seven rate cuts throughout the year, which, overall, was projected to be favorable for our industry as it would help control funding costs. As we progressed through the first nine months of the current year and ended the third quarter, interest rates have been higher for longer than anticipated, with the potential of fewer rate cuts this year. Although the Federal Open Market Committee of the Federal Reserve (FOMC) did finally cut the target for the Federal Funds Rate (FFR) by fifty-basis points toward the end of the most recently ended quarter, monetary policy is still more restrictive than forecast at the beginning of the year as of September 30, 2024 and is creating challenges for our industry by putting pressure on the net interest margins and bottom-line performances of many financial institutions. In addition, it has also been challenging for many financial institutions to grow their balance sheets and optimally leverage their capital as economic activity has been relatively weak overall; thus, having a negative impact on loan demand and growth in loans outstanding, which has been in the low to mid-single digits for many financial institutions in the current year. Our Company is not immune from these challenges influenced by current monetary policy and macroeconomic trends as seen in our performance for the current quarter and year-to-date in 2024 in comparison to the same periods in the previous year, which were some of the highest performing periods in our Company’s history. Regardless of these challenges and all things considered at present, we are generally satisfied with the current performance of our Company. We firmly believe that these challenges will be short-lived and will be overcome as we execute on some of our strategic objectives and get a return on current capital investments over the course of the next twelve to twenty-four months, which should lead to higher levels of growth and improved performance in future periods.”

Greenwood continued, “At September 30, 2024 and as previously mentioned, in the presently uncertain economic environment in which we are operating, it has been a challenge to profitably leverage our balance sheet and, accordingly, UBCP has only achieved marginal growth in assets in the current year. As of September 30, 2024, our Company’s total average assets were $826.2 million, an increase of $19.0 million, or 2.4%, year-over-year. For this same period, our Company’s average loans increased by $20.4 million, or 4.4%, to a level of $480.8 million. Also, as of the most recently ended quarter, our Company saw an increase in its average investment securities of $13.4 million, or 5.5%, over the previous year to a level of $259.3 million. With this marginally higher level of earning assets and our loans outstanding continuing to reprice in a higher interest rate environment, we were able to increase the total level of total interest income that our Company generated by $2.3 million, or 8.5%, for the first nine months of the current year relative to last year. But, this year-over-year increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP. At September 30, 2024, our Company’s total interest expense increased year-over-year by $3.2 million, or 40.7%, even though average total deposits decreased by ($19.6) million, or (3.1%), as of the most recently ended quarter. The increase in our Company’s total interest expense can be attributed to both the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance--- which we originated in mid-March 2023--- for the entirety of this year. Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by ($40.6) million, or (8.3%), while higher cost time balances increased by $28.4 million or 20.4%. Accordingly, year-over-year, the level of net interest income that we achieved declined by ($880,000), or (4.6%), to a level of $18.5 million and our net interest margin declined by 13 basis points from 3.63% to 3.50%. During the third quarter of 2024, our Company was able to better control the level of decline of its net interest margin--- experiencing a decrease on a linked quarter basis of four basis points. We are optimistic that we will be able to overcome this trend in the coming quarters as the monetary policy of the Federal Open Market Committee (FOMC) becomes less restrictive and, hopefully, helps us lower our overall funding costs.” Greenwood further stated, “Lastly--- relating to our retail deposit base and of significance--- our Company does not have any brokered deposits and total uninsured deposits as of September 30, 2024 totaled 18.4% of total deposits, which are both very low compared to industry standards and strongly indicative of our Company’s focus on building strong relationships with long-term, core deposits.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio. As of September 30, 2024, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.0 million, or 0.21% of gross loans, which is up from last year by $295,000… but, down on a linked-quarter basis by $142,000 or 2 basis points. Also, as of the most recently ended quarter, United Bancorp, Inc.’s (UBCP) nonperforming assets to total assets was a very respectable 0.46%, a 1 basis point increase from last year and the same level as last quarter. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of (excluding overdrafts of $141,000), which annualized is (0.04%) of average loans and primarily related to a single relationship. With some of the economic uncertainty and macroeconomic trends at present, our Company had a provision for credit loss expense of $69,000 for the quarter and $174,000 year-to-date (versus a negative provision for credit loss expense the previous year for each period), which are respective increases of $223,000 for the quarter and $474,000 year-over-year. For the quarter-end and nine months ended September 30, 2024, this year-over-year increase in the provision for credit loss expense caused a decrease in our Company’s diluted earnings per share for the quarter of $0.03 and for the year of approximately $0.07.” Greenwood concluded, “With the increased provision for credit loss expense in the current year and continued solid credit quality-related metrics, our Company’s total allowance for credit losses to total loans of 0.84% and its total allowance for credit losses to nonaccrual loans 1,053% as of September 30, 2024. Overall, we firmly believe that we are presently well reserved with very strong coverage. In addition, our Company remains very well capitalized by industry standards seeing its tangible shareholders equity increase year-over-year by $13.0 million, or 25.2%, to a level of $64.6 million (up by $4.9, or 8.3%, on a linked-quarter basis) and its tangible book value per share increase by $2.07, or 23.6% (up $0.80, or 7.9%, on a linked-quarter basis), to a level of $10.84 at the most recently ended quarter. Also, as of September 30, 2024, UBCP’s equity to assets increased by 1.48% year-over-year to a level of 7.94.”

Scott A. Everson, President and CEO stated, “United Bancorp, Inc. (UBCP), like most banking organizations, has felt the pressure of operating in an environment wherein monetary policy has driven interest rates higher for a longer duration than many of us anticipated--- which has created different challenges for us and most banks. Fortunately, we are hopeful that the unwinding of the restrictive monetary policy that began toward the end of this most recent quarter by the Federal Open Market Committee (FOMC) will help alleviate some of this pressure in the coming quarters; especially, relating to our cost of deposit pricing and the impact that it has had on our net interest margin, among other things. Overall, we are very happy with the solid financial performance that our Company achieved during the third quarter and first nine months of 2024. As previously mentioned, even though UBCP experienced solid year-over-year growth in the level of total interest income that it generated for the first nine months ended September 30, 2024, our Company experienced a greater increase in the total interest expense that it incurred, which caused the aforementioned decline in our net interest income. Fortunately for our Company, taking the $75.0 million advance from the Federal Home Loan Bank (FHLB) toward the end of the first quarter of last year, to this point, has helped us to somewhat mitigate this decline in our net interest income by affording us the ability to be more selective in the pricing of our offering rates on our interest-bearing depository products while maintaining adequate levels of liquidity. With a present net interest margin of 3.50% as of September 30, 2024, we believe that this performance metric compares favorably to that of our peer group and industry at present.”

Everson continued, “With the current pressure on our net interest margin and net interest income, United Bancorp, Inc. (UBCP) is focused on controlling its net noninterest margin while continuing with a focus of prudently growing our Company and remaining relevant in a very challenging and competitive environment. Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continue to be under attack by both regulatory and political authorities, which has ultimately put pressure on the level of noninterest income that our Company is able to realize. Accordingly (and, instead of dwelling on this negative reality), UBCP is looking to find new alternatives to generate additional levels of both noninterest income and other sources of revenue. One of these new alternatives is our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which is beginning to help our Company generate higher levels of fee income with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. In this area, year-over-year, our Company has experienced an increase of $355,000 on the net realized gain on the sale of loans and we anticipate the level of income to grow in this business-line as we further scale this revenue generating function, which has a tremendous level of positive operating leverage at present. Another alternative is our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produce noninterest income… in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company. Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal of growing its total assets to a level of $1.0 billion or greater) is the development of our newest banking center, which is currently under construction in the highly favorable market of Wheeling, West Virginia and should be completed for opening in the third quarter of 2025. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a “brick-and-mortar” location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market.” Everson further stated, “Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which already has and will continue to lead to additional expense or overhead for our Company. But, sometimes you have to take one-step back in order to take several-steps forward and that is what we firmly believe that we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we strongly feel that now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business… thus, achieving the organic growth that will lead to the continued and future relevance of UBCP.”

Everson further mentioned, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first nine months of 2024, we, once again, paid both our regular cash dividend, which increased by $0.03 to a level of $0.5250, and a special cash dividend of $0.15… for a total payout of $0.6750 in the current year. This is an increase for the quarter and the year of $0.01, or 6.0%, and $0.03, or 4.7%, respectively. This total dividend payout level for the current year produces a near-industry leading total dividend yield of 6.4%. This total dividend yield is based on our third quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.86) and our quarter-end fair market value of $13.13. On a year-over-year basis as of September 30, 2024, the fair market value of our Company’s stock was up $1.58, or 13.7%, from the prior year and our Company’s market price to tangible book value was 121%, which compares favorably to our peer group.”

Everson concluded, “Considering that we continue to operate in a concerning economic and challenging industry-related environment, we are very pleased with our current performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfil our intermediate and longer-term goals and produce above industry average earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of September 30, 2024, United Bancorp, Inc. has total assets of $825.5 million and total shareholders’ equity of $65.5 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,
"UBCP"
	For the Three Months Ended September 30,		%	$
	2024	2023	Change	Change
Earnings
Interest income on loans	$7,064,731	$6,203,404	13.88%	$861,327
Loan fees	168,355	250,864	-32.89%	$(82,509)
Interest income on securities	2,710,711	3,197,109	-15.21%	$(486,398)
Total interest income	9,943,797	9,651,377	3.03%	$292,420
Total interest expense	3,804,903	3,083,418	23.40%	$721,485
Net interest income	6,138,894	6,567,959	-6.53%	$(429,065)
(Credit) Provision for credit losses - loans	69,665	(153,750)	-145.31%	$223,415
(Credit) Provision for credit losses - off balance sheet commitments	-	-	N/A	$-
(Credit) Provision for Credit Loss Expense	69,665	(153,750)	-145.31%	$223,415
Net interest income after (Credit) provision for credit losses	6,069,229	6,721,709	-9.71%	$(652,480)
Service charges on deposit accounts	766,866	703,699	8.98%	$63,167
Net realized gains on sale of loans	167,901	1,068	15621.07%	$166,833
Other noninterest income	280,448	257,843	8.77%	$22,605
Total noninterest income	1,215,215	962,610	26.24%	$252,605
Total noninterest expense	5,529,138	5,233,772	5.64%	$295,366
Earnings before taxes	1,755,306	2,450,547	-28.37%	$(695,241)
Income tax (benefit) expense	(64,353)	58,089	-210.78%	$(122,442)
Net income	$1,819,659	$2,392,458	-23.94%	$(572,799)

Per share
Earnings per common share - Basic	$0.31	$0.42	-26.19%
Earnings per common share - Diluted	0.31	0.42	-26.19%
Cash Dividends paid	0.1775	0.1675	5.97%
Annualized yield based on quarter end close	5.33%	5.80%	N/A

Shares Outstanding
Average - Basic	5,621,393	5,488,995	--------
Average - Diluted	5,621,393	5,488,995	--------
Common stock, shares issued	6,203,141	6,063,851	--------
Shares used for Book Value Computation	5,966,278	5,884,488
Shares held as treasury stock	236,863	179,363	--------

	For the Nine Months Ended September 30,		%	$
	2024	2023	Change	Change
Earnings
Interest income on loans	$20,462,806	$17,786,193	15.05%	$2,676,613
Loan fees	517,371	603,239	-14.23%	$(85,868)
Interest income on securities	8,462,643	8,756,313	-3.35%	$(293,670)
Total interest income	29,442,820	27,145,745	8.46%	$2,297,075
Total interest expense	10,987,418	7,810,006	40.68%	$3,177,412
Net interest income	18,455,402	19,335,739	-4.55%	$(880,337)
(Credit) Provision for credit losses - loans	174,165	(300,000)	-158.06%	$474,165
(Credit) Provision for credit losses - off balance sheet commitments	-	-	N/A	$-
(Credit) Provision for Credit Loss Expense	174,165	(300,000)	-158.06%	$474,165
Net interest income after provision for credit losses	18,281,237	19,635,739	-6.90%	$(1,354,502)
Service charges on deposit accounts	2,187,177	2,202,060	-0.68%	$(14,883)
Net realized gains on sale of loans	363,364	8,156	4355.17%	$355,208
Net realized loss on sale of available-for-sale securities	(115,685)	-	N/A	$(115,685)
Other noninterest income	830,774	814,293	2.02%	$16,481
Total noninterest income	3,265,630	3,024,509	7.97%	$241,121
Total noninterest expense	16,035,175	15,760,658	1.74%	$274,517
Earnings before income taxes	5,511,692	6,899,590	-20.12%	$(1,387,898)
Income tax expense	(40,845)	339,099	-112.05%	$(379,944)
Net income	$5,552,537	$6,560,491	-15.36%	$(1,007,954)
Per share
Earnings per common share - Basic	$0.95	$1.15	-17.39%
Earnings per common share - Diluted	0.95	1.15	-17.39%
Cash dividends paid	0.6750	0.6450	4.65%
Shares Outstanding
Average - Basic	5,584,250	5,490,072	--------
Average - Diluted	5,584,250	5,490,072	--------
At quarter end
Total assets	$825,482,119	$814,280,733	1.38%	$11,201,386
Total assets (average)	826,203,000	807,244,000	2.35%	$18,959,000
Other real estate and repossessions	3,380,610	3,480,404	-2.87%	$(99,794)
Gross loans	475,004,333	466,841,622	1.75%	$8,162,711
Allowance for credit losses	4,002,140	4,111,999	-2.67%	$(109,859)
Net loans	471,002,193	462,729,623	1.79%	$8,272,570
Net loans recovered (charge offs)	(140,629)	22,056	-737.60%	$(162,685)
Net overdrafts (charge offs)	(79,580)	(81,553)	-2.42%	$1,973
Total net (charge offs)	(220,209)	(59,497)	270.12%	$(160,712)
Non-accrual loans	379,988	216,515	75.50%	$163,473
Loans past due 30+ days (excludes non accrual loans)	624,883	493,190	26.70%	$131,693
Average loans	480,841,000	460,403,000	4.44%	$20,438,000
Cash and due from Federal Reserve Bank	37,777,822	70,892,134	-46.71%	$(33,114,312)
Average cash and due from Federal Reserve Bank	39,963,000	68,699,000	-41.83%	$(28,736,000)
Securities and other restricted stock	254,186,642	246,739,625	3.02%	$7,447,017
Average securities and other restricted stock	250,081,000	245,931,000	1.69%	$4,150,000
Average total deposits	620,828,000	640,408,000	-3.06%	$(19,580,000)
Total deposits	615,818,830	628,011,577	-1.94%	$(12,192,747)
Non interest bearing demand	144,011,842	148,850,104	-3.25%	$(4,838,262)
Interest bearing demand	180,917,593	205,449,982	-11.94%	$(24,532,389)
Savings	123,171,427	134,422,588	-8.37%	$(11,251,161)
Time	167,717,968	139,288,903	20.41%	$28,429,065
Advances from the Federal Home Loan Bank	75,000,000	75,000,000	N/A	$-
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	75,000,000	N/A	$-
Subordinated debt (net of unamortized issuance costs)	23,832,374	23,771,498	0.26%	$60,876
Securities sold under agreements to repurchase	36,122,587	28,583,996	26.37%	$7,538,591
Shareholders' equity	65,459,697	52,589,312	24.47%	$12,870,385
Common Stock, Additional Paid in Capital	32,406,779	31,544,430	2.73%	$862,349
Retained Earnings	45,531,256	42,629,322	6.81%	$2,901,934
Share held by Deferred Plan and Treasury Stock	(5,320,742)	(4,564,244)	16.57%	$(756,498)
Accumulated other comprehensive loss, net of tax benefits	(7,157,596)	(17,020,196)	-57.95%	$9,862,600
Goodwill and intangible assets (impact on Shareholders' equity)	842,293	979,793	-14.03%	$(137,500)
Tangible shareholders' equity	64,617,404	51,609,519	25.20%	$13,007,885
Shareholders' equity (average)	65,507,000	51,612,000	26.92%	$13,895,000
Stock data
Market value - last close (end of period)	$13.13	$11.55	13.68%
Dividend payout ratio (without special dividend)	55.26%	43.04%	28.39%
Book value (end of period)	10.98	8.97	22.41%
Tangible book value	10.84	8.77	23.60%
Market price to book value	119.58%	128.76%	-7.13%
Market price to tangible book value	121.13%	131.70%	-8.03%
Key performance ratios
Return on average assets (ROA)	0.90%	1.08%	-0.19%
Return on average equity (ROE)	11.30%	16.95%	-5.65%
Net interest margin (federal tax equivalent)	3.50%	3.63%	-0.13%
Interest expense to average assets	1.77%	1.29%	0.48%
Total allowance for credit losses
to nonaccrual loans	1053.23%	1899.18%	-845.95%
Total allowance for credit losses
to total loans	0.84%	0.88%	-0.04%
Net charge-offs (recoveries) to average loans	-0.05%	0.05%	-0.09%
Nonaccrual loans and OREO to average assets	0.46%	0.46%	0.00%
Nonaccrual loans and OREO to total assets	0.46%	0.45%	0.01%
Equity to assets at period end	7.93%	6.46%	1.47%